Exhibit 99.1

The Special Committee of the Board of Directors

iStar Inc.1114 Avenue of the Americas, 39th Floor

New York, NY 10036

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 10, 2022, to the Special Committee of the Board of Directors of iStar Inc. (“STAR”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinion of STAR’s Financial Advisor, Lazard” and “THE MERGER — Opinion of STAR’s Financial Advisor, Lazard” in, the joint proxy statement/prospectus relating to the proposed merger involving STAR and Safehold Inc. (“SAFE”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of STAR (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

December 16, 2022